Exhibit 10.4

Arnold R. Hughes
880 - 609 Granville Street
Vancouver, BC
V7Y 1G5

March 22, 2006

Global Green Solutions Inc.
475 Howe St., Suite 420
Vancouver, BC V6C 2B3

Attention:   Mr. Elden Schorn

Dear Sirs:

Re: Corporate Finance Services

Further to our previous discussions, effective March 15, 2006 I am to be appointed the Chief Financial Officer of Global Green Solutions Inc. ("Global Green" or the "Company") to serve in such capacity at the pleasure of Global Green's Board of Directors. In particular, I will:

*	Provide limited accounting services, including financial accounting and projections as required.

*	Review and develop as appropriate the financial reporting and internal control systems so that they are suitable for the Company's needs.

*	Assist with the preparation of business disclosure and management discussion and analysis of operations for offering documents, and registration statements for financing purposes.

*	Assist with the preparation of annual, quarterly reports and similar financial reports, as required.

*	Liaise with the company's auditors and other professionals.

*	Provide other services, as normally required of a CFO.

The fee for providing these services will be US $1,500 per month payable in advance plus disbursements at cost and GST, if applicable. I will also be granted options to purchase 200,000 common shares with an exercise price of $0.50 per share. The options shall vest as follows: 25% immediately, 25% six months later, 25% after 12 months of entering into this agreement and 25% six months later.

Global Green and I agree that our relationship is not intended to create an employer-employee relationship, agency or joint venture relationship and that I will conduct my services as an independent contractor. My engagement is to be considered of a consulting nature rather than the provision of public practice accounting services. Either party may terminate the performance of services under this arrangement with 30 days written notice to the other party.

A more extensive document will be prepared and signed incorporating the principals set out herein if considered advisable by your board of directors.

Any further services that you may require that are beyond the scope of this assignment, would be the subject of separate engagement letter(s).

Global Green Solutions Inc.
March 22, 2006

Please indicate your acceptance of the above by signing below and returning one copy to us.

Yours truly,

ARNOLD R. HUGHES
Arnold R. Hughes

We agree with your understanding of the terms of your engagement as set out in this letter.

GLOBAL GREEN SOLUTIONS INC.

ELDEN SCHORN	APRIL 27, 2006
Elden Schorn, Director and CEO	Date